UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2015

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55016	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

655 Montgomery Street, Suite 900 San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective on January 6, 2015, Amarantus Bioscience Holdings, Inc. (the “Company”) entered into an amendment (the “Amendment”) to that certain Option Agreement (the “Original Option Agreement”, as disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 17, 2014) with Lonza Walkersville, Inc. (“Lonza”).

Pursuant to the Amendment, the Company and Lonza agreed that they intend to enter into a settlement agreement and dismiss certain litigation (the “Settlement”) between Lonza and Regenicin, Inc. (“Regenicin”) (the “Action”), an Action to which the Company owns all of Regenicin’s rights, title and claims, by no later than February 5, 2015.

Additionally, pursuant to the Amendment, on January 7, 2015, the Company paid to Lonza, additional cash consideration of $400,000, which extended the Original Option Agreement until February 28, 2015. The Company may also provide Lonza with additional consideration of $300,000 no later than March 2, 2015, and upon such payment, the Original Option Agreement may be extended to March 31, 2015.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed as Exhibit 10.1 hereto, and which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on January 6, 2015, Dr. John W. Commissiong agreed to continue to be employed as the Chief Scientific Officer (“CSO”) of the Company pursuant to the terms and conditions of an offer letter dated December 31, 2014 (the “Offer Letter”).

Pursuant to the Offer Letter, Dr. Commissiong will serve as the Company’s CSO for an initial term of one year, after which Dr. Commissiong’s employment will be at-will. Dr. Commissiong’s initial base salary shall be $175,000 per annum (“Base Salary”), which shall immediately and automatically increase to $266,000 per annum upon the Company becoming listed on a national stock exchange. Dr. Commissiong shall be eligible for a bonus of up to thirty (30%) percent of the Base Salary, the award of which shall be based upon the satisfaction, in the Company’s discretion, of certain performance conditions and milestones to be set by the Company and the Company’s Compensation Committee. Dr. Commissiong also received a signing bonus of $10,000.

Additionally, pursuant to the Offer Letter, it will be recommended at the next meeting of the Company’s Board of Directors (the “Board”) that the Company grant Dr. Commissiong an option to purchase 3,500,000 million shares of the Company’s common stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by Board. Twenty-five (25%) percent of such shares shall vest 12 months after the date of grant, subject to Dr. Commissiong’s continued employment with the Company. The remaining shares shall vest monthly over the following thirty-six (36) months in equal monthly installments, subject to Dr. Commissiong’s continued employment with the Company.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Offer Letter, which is filed as Exhibit 10.2 hereto, and which is incorporated herein by reference.

Item 8.01 Other Events.

On January 8, 2015, the Company issued a press release announcing that it will participate in the Eighth Annual OneMedForum on January 12 - 13, 2015, at the Marriott Marquis in San Francisco, CA.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

10.1	First Amendment to Option Agreement by and between Lonza Walkersville, Inc. and Amarantus Bioscience Holdings, Inc.

10.2	Offer Letter to Dr. John W. Commissiong dated December 31, 2014

99.1	Press Release dated January 8, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: January 9, 2015	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer